Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into as of this 28th day of March, 2005 (the “Effective Date”), by and between Equity Residential, a Maryland real estate investment trust (“Company”), and Bruce W. Duncan (the “Executive”).

RECITALS

The Executive is currently employed by the Company as Chief Executive Officer and President of the Company on the terms and conditions set forth in that certain Employment Agreement dated as of January 20, 2003 (the “Original Agreement”).

The Executive and the Company desire to make certain changes in the terms of the Original Agreement and have agreed to amend and restate the Original Agreement to implement such changes.

In consideration of the mutual covenants contained herein, and intending to be legally bound, Company and the Executive agree as follows:

1.                                       Employment and Duties.

(a)                                  Employment.  Subject to all of the terms and conditions of this Agreement, the Company agrees to continue the employment of the Executive as its Chief Executive Officer for the Employment Period, and the Executive agrees to continue such employment.

(b)                                 Duties.  As Chief Executive Officer of the Company, Executive will continue to have overall charge and responsibility for the business and affairs of the Company, including transition of Executive’s Chief Executive Officer duties to Executive’s successor Chief Executive Officer, all as he is reasonably directed by the Board of Trustees of the Company (the “Board”).  Executive shall perform such duties at the Company’s headquarters located in Chicago, Illinois.  During the term of Executive’s employment as Chief Executive Officer, the Company shall re-nominate Executive for re-election to the Board; provided, Executive shall promptly submit his resignation from the Board upon a termination of his employment for any reason.

(c)                                  Scope.  While the Executive is employed by the Company hereunder, Executive will devote substantially all of his business time, attention, skills and efforts to the business and affairs of the Company and the performance of his duties under this Agreement.  The Executive acknowledges that his duties and responsibilities under this Agreement will require his full-time business efforts and agrees that he will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of the Executive’s duties under this Agreement.  Notwithstanding the foregoing, the parties agree that during the Employment Period,

Executive may serve on civic or charitable boards or committees and up to two (2) corporate boards (in addition to the Board of the Company) so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement.

2.                                       Definitions.

(a)                                  Accrued Compensation.  “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date including: (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law).

(b)                                 Base Amount.  “Base Amount” shall mean the Executive’s annual Base Salary at the rate in effect on the Termination Date.

(c)                                  Bonus Amount.  “Bonus Amount” shall mean the annual average of the cash bonus paid to the Executive (including in all cases amounts that would have been paid if they had not been deferred) under the Company’s annual incentive bonus plan for the two years immediately preceding the year in which the Executive’s employment terminates.

(d)                                 Cause.  A termination of employment is for “Cause” if the Executive has been convicted of a felony involving fraud or dishonesty or the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the Executive: (i) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  Neither an act nor a failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

(e)                                  Company.  The “Company” shall include the Company’s “Successors and Assigns”.

(f)                                    Disability.  “Disability” shall mean a physical or mental infirmity that entitles the Executive to benefits under the Company sponsored long-term disability plan in which he participates.

(g)                                 Good Reason.  “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (vii) hereof:

(i)                                     the replacement of Executive as Chief Executive Officer effective prior to January 2, 2006 or any change in reporting responsibilities such that (A) Executive no longer reports exclusively to the Board or (B) any subordinate employee of Executive currently reporting to Executive reports to any person other than to Executive or to an employee reporting to Executive;

(ii)                                  a reduction in the Executive’s Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of written notice thereof;

(iii)                               the Company’s requiring the Executive to be based at any place outside a 30-mile radius from the Executive’s principal location of business in Chicago, Illinois immediately prior to relocation, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv)                              the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

(v)                                 any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days of written notice to the Company of such breach;

(vi)                              any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

(vii)                           the failure of the Company to obtain an agreement, reasonably satisfactory to Executive, from any Successors and Assigns to assume and agree to perform this Agreement as contemplated in Section 8(h) hereof.

(h)                                 Notice of Termination.  “Notice of Termination” shall mean a written notice of termination from the Company of the Executive’s employment which indicates a specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)                                     Pro Rata Bonus.  “Pro Rata Bonus” shall mean an amount equal to 100% of the Executive’s Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

(j)                                     Successors and Assigns.  “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the voting securities, assets or business of the Company whether by operation of law or otherwise, and any affiliate of such Successors and Assigns.

(k)                                  Termination Date.  “Termination Date” shall mean (a) in the case of the Executive’s death, his date of death, (b) in the case of Good Reason, the last day of his employment and (c) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of his employment; provided, however, that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be the 30th day after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of his duties within 30 days after such receipt.

3.                                       Term.  Subject to earlier termination in accordance with Section 5 below, Executive’s employment as Chief Executive Officer of the Company pursuant to the terms of this Agreement will terminate as of January 2, 2006. The continuous period of employment from January 1, 2003 through January 2, 2006 being the “Employment Period” as used in this Agreement.

4.                                       Compensation.

(a)                                  Base Salary.  During the Employment Period, the Company will pay the Executive a base salary (the “Base Salary”) at a rate of $750,000 per year in accordance with the Company’s standard payroll practices.  Base Salary will not be decreased during the term of Executive’s employment.  Notwithstanding any other provision of this Agreement to the contrary, for the period from January 1, 2006 through January 2, 2006, provided that Executive’s employment has not been terminated for Cause prior to January 2, 2006 or Executive has not voluntarily terminated his employment prior to January 2, 2006 for other than Good Reason, Executive’s total compensation for such period shall be (i) $30,000 in cash and (ii) a fully vested award of 17,239 shares under the Company’s 2002 Share Incentive Plan (the “Plan”) made on January 2, 2006 and (iii) a grant under the Plan on January 2, 2006 of a fully vested option expiring on the tenth (10th) anniversary of the date of grant to purchase 42,614 shares at Fair Market Value on January 2, 2006, as defined in the Plan, which total compensation shall be in lieu of any additional or other Base Amount, Bonus Amount and long term incentive plan award for such period.

(b)                                 Annual Cash Bonus.  In addition to other compensation to be paid under this Section 4, the Executive will be eligible to receive a target annual cash bonus for each year during the Employment Period, to be administered by the Board under the Company’s annual incentive bonus plan.  The Executive’s target annual cash bonus for 2005 is $1,080,000 (the “Target Bonus”).  Provided Executive’s employment has not been terminated for Cause prior to January 2, 2006 or Executive has not voluntarily terminated his employment prior to January 2, 2006 for other than Good Reason, Executive’s annual cash bonus for 2005 shall be 100% of the Target Bonus, except as provided herein in the event of Executive’s death or Disability prior to January 2, 2006, payable on January 2, 2006.

(c)                                  Long Term Incentive Plans.  In addition to other compensation to be paid under this Section 4, provided Executive’s employment has not been terminated for Cause prior to January 2, 2006 or Executive has not voluntarily terminated his employment prior to January 2, 2006 for other than Good Reason, the Executive will be eligible to receive an annual long term incentive award of stock options, restricted stock and/or performance units under the Company’s long term incentive plans for 2005 on January 2, 2006, except as provided herein in the event of Executive’s death or Disability.  The Executive’s target long-term incentive award for 2005 is $4,500,000.  The number of stock options, restricted shares and performance share units, and the allocation among stock options, restricted shares and performance share units, shall be determined using the same criteria determined by the Committee in its other senior executive compensation grants for such year; provided, Executive’s long term incentive award for 2005 shall be subject to the provisions of Section 4(h) hereof.

(d)                                 Other Benefits.  In addition to other compensation to be paid under this Section 4, the Executive will be entitled to five (5) weeks of paid vacation each year, a Company paid non-golf club membership, reimbursement for first class travel, if he uses this option, on business related trips.  Executive shall also be eligible to participate in all other benefit and perquisite plans, practices and programs maintained by Company as are made available to its senior executives, as those plans, practices and programs may be amended, supplemented, replaced or terminated from time to time.  Any provision of any plan, program, practice or policy of the Company (other than Executive’s Deferred Compensation Agreement), or any award or grant of incentive compensation to Executive, now existing or as hereafter may be adopted, amended or modified, to the contrary notwithstanding, upon the Executive’s continuous employment with the Company through January 2, 2006, he will be deemed to have attained a sufficient age and years of service for retiree eligibility under all Company incentive and benefit plans, programs and practices (including, without limitation, (x) continued exercisability of stock options at the most senior tier upon a termination of employment, but not less than the lesser of five years or the remaining term of the grant and (y) upon Executive’s retirement on or after such date, all outstanding performance shares shall be payable as provided in Section 4(h)(iii) hereof, specifically excluding (i) subject to Section 4(h)(v), Executive’s Deferred Compensation Agreement, and (ii) the Executive Retirement Benefits Agreement, dated March 14, 2002, between the Executive and the Company (which agreement shall remain in force hereafter in accordance with its terms).

(e)                                  Reimbursement of Business Expenses.  The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company in accordance with the standard policies and procedures of the Company relating to reimbursement of business expenses.

(f)                                    Taxes.  All compensation payable to the Executive pursuant to this Agreement is stated in gross amount and will be subject to all applicable withholding and normal payroll taxes.

(g)                                 No Trustee Fees.  The Executive will not receive any additional compensation for serving as a Trustee of the Company.

(h)                                 Special Provisions.  Notwithstanding any provision of this Agreement (except for the last sentence of Section 4(b) and for Sections 6(b) and 6(c)) or any other agreement between Executive and the Company to the contrary and provided that Executive remains employed with the Company through the close of business on January 2, 2006, the following additional special provisions shall apply upon the termination of Executive’s employment on January 2, 2006:

(i)                                     the provisions of Section 5(e) hereof shall not apply and Executive shall automatically without notice, cease to be a director, officer or employee of the Company at the close of business on January 2, 2006;

(ii)                                  100% of all stock options granted to Executive, including, without limitation, the award set forth in Section 4(a) and the award for 2005 set forth in Section 4(c) hereof, shall fully vest or shall be fully vested when awarded, as the case may be, and the Executive shall have the remaining term of each option to exercise such option;

(iii)                               all outstanding performance share unit awards shall be handled as follows:  the January 2003 performance share grant for 2002 shall be valued within 75 days of the end of the three (3) year performance period (December 31, 2005) and Executive shall receive an amount of fully vested non-restricted shares equal to the resulting valuation, which may range from 0% to 225% of the target level based on actual performance for such period.  Notwithstanding anything to the contrary contained in any Performance Based Restricted Share Grant Agreement entered into between Company and Executive, within sixty (60) days after December 31, 2006 the number of shares to be issued under all outstanding performance share unit awards issued to Executive for 2003, 2004 and 2005 shall all be valued and the Valuation Date (as defined in the plan) for such awards shall be December 31, 2006. Executive shall receive an amount of fully vested non-restricted shares equal to the number of performance share units to be issued pursuant to the valuation, with a minimum number of shares equal to the 100% target level on each grant (i.e., 15,470 shares for the January 2004 grant for 2003, 17,632 shares for the January 2005 grant for 2004, and the 100% target level for the January 2006 grant for 2005), which (A) for the January 2004 grant for 2003, shall be issued at the 100% target level on January 2, 2006 and the remaining such shares, if any, to be issued, based on actual performance, within 60 days after December 31, 2006, (B) for the January 2005 grant for 2004, shall be issued at the 100% target level on January 2, 2006 and the remaining such shares, if any, to be issued, based on actual performance, within 60 days after December 31, 2006, and (C) for the 2006 grant for 2005 shall be issued at the 100% target level on the date provided in Section 4(c) hereof and the remaining such shares, if any, to be issued, based on actual performance, within 60 days after December 31, 2006.

(iv)                              all restricted shares granted to Executive, including, without limitation, the award set forth in Section 4(a) and the award for 2005 set forth in Section 4(c) hereof, will be 100% vested and be subject to no further restrictions;

(v)                                 Executive’s deferred compensation under the Executive’s Deferred Compensation Agreement dated January 20, 2003 (the “Deferred Compensation Agreement”) will not be reduced as a result of Executive’s termination of employment on January 2, 2006 as opposed to December 31, 2006 (that is, beginning at age 62, Executive will receive $375,000 per annum adjusted by the CPI change from March 15, 2002 to December 31, 2005 pursuant to Executive’s Deferred Compensation Agreement); and

(vi)                              Executive’s (and his covered dependents’) medical and dental insurance benefits with the Company will terminate on December 31, 2006 and for all periods afterwards Executive shall be entitled to COBRA coverage for such periods to the extent such coverage is available under the Company’s then current health insurance policy; provided, however, in the event insurance may not be continued under the Company’s insurance, medical and dental policies, the Company shall pay for Cobra coverage from January 2, 2006 until December 31, 2006 to the extent such coverage is available under the Company’s then current health insurance policy.

(i)                                     Special Provisions in the Event of Death or Disability of Executive.  In the event of Executive’s death or Disability prior to the termination of Executive’s employment pursuant to this Agreement, Executive or his personal representative, as appropriate, shall receive (i) his Base Salary accrued to his Termination Date, (ii) the remuneration set forth in the last sentence of Section 4(a), (iii) his Pro Rata Bonus, and

(iv) any incentive compensation (other than the “Pro Rata Bonus”) for 2005 under Section 4(c) shall be prorated based upon the total number of days employed prior to Executive’s Termination Date in the same manner the Pro Rata Bonus is determined.

5.                                       Termination.

(a)                                  Mutual Agreement.  The Executive’s employment hereunder may be terminated at any time by mutual agreement on terms to be negotiated at the time of such termination.

(b)                                 Death or Disability.  The Executive’s employment will terminate automatically upon the Executive’s death.  If the Company determines in good faith that the Disability of the Executive has occurred, subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Company has the right to terminate the Executive’s employment under this Agreement by notice pursuant to Section 5(e) below.

(c)                                  By the Company.  Subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Company has the right to terminate the Executive’s employment under this Agreement for Cause, or without Cause, by notice pursuant to Section 5(e) below.

(d)                                 By the Executive.  Subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Executive has the right to terminate his employment under this Agreement for Good Reason, or without Good Reason, by notice pursuant to Section 5(e) below.

(e)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination upon the Executive’s death, which does not require notice) must be communicated by written Notice of Termination to the other party hereto given in accordance with the notice provisions of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date will not be less than thirty (30) days after the giving of such notice).  The failure by Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination will not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

6.                                       Compensation Upon Termination.  The Executive shall be entitled to the following compensation and benefits upon his termination of employment with the Company:

(a)                                  If the Executive’s employment with the Company shall be terminated: (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, death or Disability, then the Company shall pay to the Executive only any Accrued Compensation.

(b)                                 If the Executive’s employment with the Company shall be terminated (i) by the Company for any reason other than as specified in Section 6(a)(i) or 6(c), or (ii) by the Executive for Good Reason, then the Executive shall be entitled to all remuneration set forth in this Agreement when and as payable pursuant to this Agreement as if Executive continued in the employment of the Company through January 2, 2006.

(c)                                  In the event of the death or Disability of Executive prior to January 2, 2006, Executive shall be entitled to the remuneration set forth in Section 4(i) hereof and all performance share award units, restricted shares and stock options shall fully vest in accordance with their terms, i.e., in the event of any outstanding performance share awards, such performance shares shall immediately vest and be immediately payable at the greater of: (i) the 100% target level or (ii) the number of shares earned as calculated through the date of termination.

7.                                       Non-Competition.

(a)                                  Non-Compete; Non-Solicitation.  During the Employment Period and for a period of two and one-half (2.5) years after January 2, 2006, (i) the Executive will not be engaged, directly or indirectly, as a consultant to, or an officer, employee, agent, advisor, principal, partner, director or substantial stockholder of any company or entity engaged in the multi-family apartment rental and development business and (ii) the Executive will not, directly or indirectly, for the benefit of any company or entity solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Company’s incentive bonus plan.  For the purpose of this Section 7(a) Executive shall not be a “substantial stockholder” of any publicly traded company or entity in which he beneficially owns not more than 5% of the outstanding common stock (on a fully diluted basis).

(b)                                 Acknowledgment.  The Executive has carefully read and considered the provisions of this Section 7 and agrees that the restrictions set forth in this Section 7 (including the period of restriction, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and stockholders.  The Executive understands that the restrictions contained in this section may limit his ability to engage in a business similar to that of the Company’s, but acknowledges that he will receive sufficiently high compensation and other benefits hereunder to justify such restrictions.

(c)                                  No Adequate Remedy.  The Executive understands that if he fails to fulfill his obligations under this Section 7, the Company will suffer irreparable injury, and the damages to the Company would be very difficult to determine.  Therefore, in addition to any other rights or remedies, the Executive agrees that the Company will be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining the Executive from any such violation or threatened violation, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  The Executive hereby consents to specific enforcement of Section 7 of this Agreement by the Company through an injunction or restraining order issued by any state or federal court of competent jurisdiction.  The Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the confidential information he possesses or will possess during the Employment Period, the covenants set forth herein are reasonable and necessary for the protection of the business and the goodwill of the Company.

8.                                       Miscellaneous.

(a)                                  No Guaranteed Employment.  The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject, however to the rights of the Executive provided herein or in any other agreement entered into by the Executive and the Company in the event of any such termination.

(b)                                 Full Satisfaction; Waiver and Release.  As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in accordance with the form attached hereto as Exhibit A, releasing and waiving any and all claims, causes of actions and the like against the Company and its successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Company or any affiliates and the termination of such relationship.  Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962; the American Disabilities Act of 1990; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement, any benefits payable to Executive under the Company’s benefit plans, practices and programs in which he participates, and all rights of indemnification and coverage under directors and officers liability insurance.

(c)                                  Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d)                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.

(e)                                  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)                                    Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to the Change in Control Agreement between Executive and the Company dated March 14, 2002 but specifically excluding the Deferred Compensation Agreement between Executive and the Company dated January 20, 2003, which shall remain in full force and effect, subject to the provisions of Section 4(h)(v) hereof and also excluding the Indemnification Agreement dated on or about March 2002, which shall remain in full force and effect.

(g)                                 Notices.  All notices and other communications under this Agreement must be in writing and must either be delivered personally or sent by first class mail, certified or registered with return receipt requested, postage prepaid; if to the Company, to the attention of the General Counsel at 2 North Riverside Plaza, Suite 400, Chicago, IL 60606; and if to the Executive, at his address most recently on file with the Company, or such other address as either party may specify by like notice.

(h)                                 Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns (other than by operation of law in connection with a merger or consolidation, which requirement shall be deemed satisfied upon such merger or consolidation) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representative, except by will or by the laws of descent and distribution or as otherwise provided herein.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

(i)                                     No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 4(h)(vi).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Samuel Zell
Name:	Samuel Zell
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ Bruce W. Duncan
Name:	Bruce W. Duncan

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

THIS RELEASE is made as of this        day of                   ,       , by and between Equity Residential, a Maryland real estate investment trust (the “Company”) and                    (“Executive”).

WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated                          , 2005 (“Agreement”);

WHEREAS, Executive’s employment with the Company as Chief Executive Officer has terminated; and

WHEREAS, in connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement (“Severance Payments”):

1.                                       Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators, including without limitation, Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, Equity Apartment Management L.L.C. and all “Lexford” entities (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, the Illinois Human Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including (i) such claims to payments, benefits and other rights provided Executive under the Agreement, or under any other agreement the terms of which provide for payment or benefits to Executive after the date hereof, (ii) such claims to payments, benefits and other rights provided Executive under any employee benefit plan of the Company in which Executive is a participant and (iii) any claims or rights to indemnification under any agreement with the Company or as is otherwise provided and any claims or rights under directors and officers liability insurance.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under clauses (i), (ii) and (iii) above.  It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

2.                                       Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3.                                       The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

4.                                       Executive certifies and acknowledges as follows:

a.                                       That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

b.                                      That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

c.                                       That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

d.                                      That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

e.                                       That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

f.                                         That he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company,

or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims, other than a claim that the Company has failed to pay Executive the Severance Payments or benefits due under any employee benefit plan of the Company in which Executive is a participant.

6.                                       This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof.  No other promises or agreements will be binding unless signed by Executive and the Company.

7.                                       In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8.                                       The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

9.                                       This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without reference to the principles of conflict of law.

10.                                 Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois
Attention:  Bruce C. Strohm, General Counsel

11.                                 Employee agrees and acknowledges that should he violate any term of this Release, the amount of damages that Equity would suffer as a result of such violation would be difficult to ascertain.  Employee further agrees and acknowledges that in the event of a breach by Employee of any term of this Release, Equity’s duty to provide Employee with any payments pursuant to the Agreement shall immediately cease, and, in addition to injunctive relief or any other damages, Equity may, to the extent permitted by law, recover all consideration paid pursuant to the Agreement, as well as all costs and expenses incurred by Equity in enforcing this Release or defending against a suit brought in violation of this Release, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

Date:

[Insert Name in this Space]